EXHIBIT 4.1

FIRST AMENDMENT TO
PROMISSORY NOTE

This FIRST AMENDMENT TO PROMISSORY NOTE (this “Amendment”), dated as of February 10, 2023 (the “Effective Date”), by and between DRIVEITAWAY HOLDINGS, INC. (f/k/a Creative Learning Corporation), a Delaware corporation, with headquarters located at 3401 Market Street, Suite 200/201, Philadelphia, PA 19104 (the “Company”), and AJB CAPITAL INVESTMENTS, LLC, a Delaware limited liability company, with its address at 4700 Sheridan Street, Suite J, Hollywood, FL 33021 (the “Buyer”).

WHEREAS:

A.	The Company and the Buyer are parties to that certain Promissory Note of the Company issued in favor of the Buyer, dated February 24, 2022, in the original principal amount of US$750,000.00 (the “Note”).

B.	The Buyer has agreed to increase the principal amount of the Note by $85,000 (the “Additional Principal Amount”) and to extend to the Maturity Date to May 24, 2023.

C.	Section 4.3 of the Note provides that the provisions of the Note may be amended if such amendment is in writing and signed by the Buyer and the Company.

D.	The Company and the Buyer desire to amend the Note in accordance with the terms of this Amendment.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Company and the Buyer hereby agree as follows:

1.	Defined Terms. All capitalized terms used in this Amendment and not otherwise defined shall have the meanings given to such terms in the Note; provided, that:

a.	the term “Interest Rate” shall be deemed to mean twelve percent (12%) per annum;

b.	the term “Maturity Date” shall be deemed to mean May 24, 2023; and

c.	the term “Principal” shall be deemed to mean US$835,000.00.

2. Amendment	to Preamble.

a.	The following provision in the Preamble of the Note is hereby deleted in its entirety: “The Maturity Date may be extended by the Borrower by notice to the Holder for up to six (6) months following the date of the original Maturity Date hereunder. In the event that the Maturity Date is extended, the interest rate shall equal twelve percent (12%) per annum for any period following the original Maturity Date, payable monthly.”

b.	For the avoidance of doubt, the Additional Principal Amount carries no original issue discount.

3.	Use of Funds. Anything in the Transaction Documents to the contrary notwithstanding, the Additional Principal Amount may only be used for payments to the Company’s auditor, the Company’s internal accounting service, the OTC markets, and the Transfer Agent as an exit fee.

4.        Miscellaneous.

a.	No Further Amendment. Except as expressly amended hereby, the Note is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Note or any other document referred to therein. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Company and the Buyer, and the Company and the Buyer shall be bound hereby.

b.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Amendment, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Amendment bearing the signature of the party so delivering this Amendment.

c.	Construction; Headings. This Amendment shall be deemed to be jointly drafted by the Company and the Buyer and shall not be construed against any person as the drafter hereof. The headings of this Amendment are for convenience of reference only and shall not form part of, or affect the interpretation of, this Amendment. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

d.	Incorporation of Certain Provisions by Reference. The following provisions of the Note are hereby incorporated into this Amendment by reference mutatis mutandis: Section 4.6 (Governing Law); and Section 4.12 (Severability).

[signature page follows]

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IN WITNESS WHEREOF, the undersigned Buyer and the Company have caused this Amendment to be duly executed as of the date first above written.

DRIVEITAWAY HOLDINGS, INC.

By:	/s/ John Possumato
Name:	John Possumato
Title:	Chief Executive Officer

AJB CAPITAL INVESTMENTS, LLC

By:	/s/ Ari Blaine
Name:	Ari Blaine
Title:	Partner

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